Exhibit 10.1

DEFINITIVE AGREEMENT

BETWEEN:	Clean Transportation Group, Inc. (a public Utah Corporation)
7810 Marchwood Place, Vancouver BC, Canada
(hereinafter referred to as “CTGI”)
AND:	Ryan Porter, domiciled and residing at 1788 North 2050 West, Provo UT 84604

AND:	Robert S. Brenner, domiciled and residing at 6755 Fairfax Drive, Provo UT 84604
(hereinafter collectively referred to as the “SELLERS”)

AND:	Home View Technologies, Inc., (a private Utah Corporation)
(DBA ‘Live View Technologies’)
292 North, 2000 West, Lindon, Utah 84042
(hereinafter referred to as the “HVT”)

WARRANTIES:

     CTGI HEREWITH WARRANTS:

a)	that it is a corporation duly incorporated in the State of Utah and is in Good Standing with all legal requirements of the State.

b)
that it is duly registered with the United States Securities and Exchange Commission (US SEC), is a Reporting Issuer, approved for trading on the OTC-BB(QB) and awaiting approval to trade its common stock through the DTC electronic board.

c)	that it is free of encumbrances and debts except as given on its balance sheet to September 30, 2012.

d)	that it has executed an administration agreement with EMAC Handels AG of Switzerland with representation in Vancouver Canada given under Addendum “A” attached.

e)
that the authorized Share Capital is 200,000,000 Common Voting Shares par value $0.001 and 20,000,000 Preferred Shares, par value $0.001, Series “A” voting shares, series “B” non-voting shares, both series are convertible to 10 common shares for each preferred share and series “A” carries 10 votes for each preferred share.

f)	that within ten (10) days after the Closing Date there shall be a total of 23,858,527 common voting shares issued and outstanding.

g)
that in addition to the above shares CTGI shall issue 5,000,000 common voting shares to HVT or assigns within 10 days of the filing of the 8/K including the consolidated financial statements as required under the rules and regulations of the SEC, for the acquisition of 100% of HVT’s issued and outstanding shares.

h)	that all of its issued and outstanding shares are free and clear of encumbrance and that there is no liability and/or lien registered against the shares.

i)	that all present issued and outstanding shares have been duly issued under the laws of the State of Utah and under the Rules and Regulations of the US SEC.

j)	that there are no legal actions being taken against it, neither now nor does CTGI expect any legal actions to be taken against the corporation.

k)	that it has the authority and right to execute this Agreement.

l)	that all its Director, Officers and Key Employees are duly authorized to occupy their positions.

m)
that CTGI herewith agrees to indemnify and hold HVT and the SELLERS harmless from and against any loss, claims, damages and other expenses that they may suffer in connection with a breach by the CTGI of any representation, warranty, covenant or agreement contained herein.

     SELLERS HEREWITH WARRANTS AND CONFIRMS:

n)	that Ryan Porter owns and controls 21,675,000 common voting shares of the HVT, being 43,35% of the total issued and outstanding shares of the HVT.

o)	that Robert Brenner owns and controls 13,175,000 common voting shares of the HVT, being 26,35% of the total issued and outstanding shares of the HVT.

p)	Ryan Porter and Robert Brenner represent that they will acquire the approval of the remaining shareholders as given on Addendum “C”, to exchange their HVT shares to common voting shares of CTGI.

q)	that the remaining shares of HVT are held by Eleven (11) shareholders.

r)	that the above share have been issued pursuant to all rules and regulations governing HVT.

s)	that the above shares are free and clear of encumbrance and that there is no liability and/or lien registered against the shares.

t)	that the SELLERS have the power and authority to sell and transfer the shares to CTGI.

     HVT HEREWITH WARRANTS AND CONFIRMS:

u)	that it is a private corporation, duly registered in the State of Utah, and is in Good Standing with all State and Federal legal requirements.

v)
that on the date given below HVT had a total of 58,823,529 common voting shares issued and outstanding, as given in Addendum E attached, and furthermore HVT warrants and confirms that it shall not issue any additional shares what so ever prior to the date of closing of this agreement.

w)	that it owns and controls 100% of the “ASSET” including but not limited to all physical and intellectual assets, patents, rights etc., as given in detail under Addendum “B” attached.

x)	that the Asset is free and clear of any encumbrances and there are no claims against the Asset by any other party what so ever.

y)	that it has the authority and legal right to operate its corporation in all States of the United States.

z)	that it is free of encumbrances except as recorded on the books of the HVT as of September 30, 2012.

aa)	that it, with the assistance of CTGI, desires to expand its business in North America and the rest of the World.

bb)	that there are no legal actions being taken against HVT or its “ASSET“ now nor does HVT expect any legal actions to be taken against HVT or its “ASSET”.

cc)
that HVT and the SELLERS herewith agree to indemnify and hold CTGI and its present shareholders harmless from and against any loss, claims, damages and other expenses that CTGI may suffer in connection with a breach by HVT and/or the SELLERS of any representation, warranty, covenant or agreement contained herein.

dd)	that all its Director, Officers and Key Employees are duly authorized to occupy their positions.

ee)	that it has the authority and right to execute this agreement.

     GENERAL TERMS:

ff)	HVT shall mean all of its Assets including but not limited to the “ASSET” Rights and Obligations and Intellectual Property as given under Addendum “B” attached.

gg)	the SHARES shall mean all of the issued and outstanding shares of the HVT.

hh)	This Agreement is denominated in U.S. dollars.

WHEREAS CTGI desires to acquire One Hundred Percent (100%) of the Issued and Outstanding Shares of the HVT and the SELLERS desires to sell One Hundred Percent (100%) of HVT’s Issued and Outstanding shares on the term and conditions hereinafter set forth.

NOW THEREFORE, in consideration of the mutual covenants and promises of the parties hereto, CTGI and the SELLERS and HVT agree as follows:

1.	CTGI agrees to purchase and the SELLERS agree to sell One Hundred Percent of the SHARES of HVT whereby HVT shall become a wholly owned subsidiary of CTGI.

2.	CTGI shall pay the following remuneration for the acquisition of 100% of the shares of HVT:

a)
CTGI shall issue at total  of  Five  Million (5,000,000)  shares  of  its  Common  Voting  Shares, restricted under Rule 144 of the SEC. and provided that these shares shall be restricted from any trading for a period of 12 months from date o f  issuance  and  furthermore  the  shares shall be issued pursuant to the Shareholder’s List of HTV attached under Addendum “C” attached.

b)
In addition, CTGI shall issue 500,000 preferred convertible shares series A, for compensation of the Principal Partners for services provided since inception of HVT, furthermore these shares shall be issued as directed by HVT provided however that these shares shall not be converted to the common stock of CTGI prior to December 31, 2013.

c)
All shares given in a) and b) herein shall be restricted from any trading for a period of 12 months from date of issuance and furthermore the shares shall be issued pursuant to the direction of the SELLERS.

d)
The shares, at the time of filing the 8K together with the consolidated financial statements of CTGI and HVT, shall have a fair market value per Share as recommended by CTGI’s auditors and as given within the guidelines of the SEC.

e)
In addition HVT shall be able to earn up to a total of Five Million (5,000,000) Preferred Convertible Voting shares series “A” for Total Gross Sales of Ten Million Dollars ($10,000,000), whereby these shares shall be issued for distribution to the Directors and Management of the subsidiary HVT as determined by the Board of Directors of HVT from time to time, and provided that these shares shall be issued based on following formula:

i.	Up to and including cumulative Gross Sales of $ 5,000,000 CTGI shall issue Preferred Shares, series A at a value of $ 2.50 per share.

ii.	Up to and including cumulative additional Gross Sales of $ 5,000,000 CTGI shall issue Preferred Shares series A at a value of $ 1.67 ($1.666666667) per share.

		■	i. $5,000,000 = 2,000,000 Preferred Shares
		■	ii. $5,000,000 = 3,000,000 Preferred Shares

iii.
The shares earned under the formula given in e) i. & ii. herein shall be issued within 10 days after the filing of the consolidated financial statements together with  the 10K as required by the rules and regulations of the SEC.

f)	CTGI shall “At Its Best Effort” raise a total of One Million Dollars ($1,000,000) to invest in the Expansion Program of HVT, the funds shall be raised as given in i. ii. iii. hereafter:

i.	Within 90 days from DTC approval	=	$250,000
ii.	Within 90 days from Funding of i. above	=	$250,000
iii.	Within 120 days from Funding of ii. above	=	$250,000

g)
CTGI shall have the authority to issue such shares as are required to complete above funding of the subsidiary. The funding shall be done at the most favorable rates for the Company and furthermore no funding shall be done below $0.50 per share.

h)	The Preferred Convertible Voting Shares series “A” have 10 votes for each Preferred Share and are convertible into 10 Common Voting Shares for each Preferred Share.

i)
All Debt recorded on the books of HVT as audited, that is owed to Investors of HVT and to the Principle Partners or present and former Employees as accrued deferred compensation shall be paid with the issuance of a total of 5,000,000 common voting shares and 500,000 Preferred Series A to HVT or assigns for the acquisition as given in 2. a) and b) above and such debt shall therefore be cancelled.

	j)	The parties to this agreement understand and agree that CTGI will be required to issue following shares post filing of the 8K and audited consolidated financial statement:

a.
100,000 Preferred Shares Series A to Ryan or assigns, provided however that these shares are designated for future Directors proposed by HVT to join the Board of Directors of CTGI and for the remaining Directors of HVT.

		b.	50,000 Preferred Shares Series A to Stephen Studdert, conditioned on S. Studdert being a member of the Advisory Board of CTGI for a minimum of 12 months from the closing date of this agreement.
		c.	for the funding as given under paragraph f) above.

	k)	Notwithstanding the commitment given in f) I, ii, iii above, CTGI shall at its best effort pursue to raise additional funds for the expansion program of HVT.

	l)	Any additional issuance by CTGI of shares over and above the number of shares given in paragraph j) above, shall require the written approval of HVT.

m)
None of the issued shares shall be hypothecated nor shall they be used in any other way as collateral for any reason whatsoever, unless otherwise authorized by a Board of Directors resolution of CTGI duly proposed and passed.

3.
CTGI and HVT shall do and execute all such acts as are deemed necessary under the laws of the State of Utah and as required under the Rules and Regulations of the US SEC to fully execute this Agreement.

4.	CTGI shall within four months from date of this agreement change its name to a name as requested by HVT.

5.	CTGI shall be liable for all costs pertaining to maintaining its Company in Good Standing with all applicable laws and rules and regulations.

6.	HVT shall be liable for all costs pertaining to maintaining its Company in Good Standing with all applicable laws and rules and regulations.

7.
CTGI shall not at any time interfere with the Management and Operation of HVT, its subsidiary, provided however that such Management and Operation of HVT shall at all times be within its Industry’s Standards and subject to the Laws the United States and any other country of operation and furthermore that such Management and Operation shall not be to the detriment of CTGI and HVT.

8.
HVT shall provide the necessary documentations, including but not limited to: Directors, Officers and Key Employees of HVT; Audited Financial Statements, and all other such documentation as may be required by the US Securities and Exchange Commission within its filing requirements.

9.
HVT shall continue to manage and operate all aspects of its business in the ordinary course in a manner consistent with existing business practices and as are standard in its industry and HVT shall at all times provide CTGI timely information on all material changes of HVT and/or as required by the rules and regulations of the US SEC.

10	HVT shall have the right and authority to arrange for Operating Credits or Financing with HVT’s Bank or Banks or other Financial Institutions as it requires in the ordinary course to execute its business.

11.	Notwithstanding 9. above, HVT shall work closely with CTGI in planning its business development and financial management initiatives to expand HVT’s business.

12.
CTGI shall at no time entertain or execute any of the actions given in a) to e) herein without the consent in the form of a written approval by the Board of Directors of CTGI’s subsidiary, HVT of such actions:

a)	acquire any other entity as a subsidiary,
b)	acquire any other project or asset,
c)	enter into any kind of business relationship with any Third Party,
d)	agree to any kind of Take-Over to CTGI or its subsidiary,
e)	spin off the subsidiary.
f)	any merger with a third party entity

13.
CTGI shall upon filing and approval of the audited consolidated financial statements with the 8K cause an amendment to CTGI’s by-laws whereby the approval of any action as given in 12. above shall require an 80% Super Majority of the Board of Directors of CTGI.

14.	There shall be no reverse or forward split of the issued and outstanding common stock of CTGI for a period of 3 years from date of closing of this agreement as given in paragraph 23.

15.
With the exception of the Funding as given above, both, CTGI and HVT shall be financially self-supporting unless otherwise agreed upon by both, (by majority of the Directors of CTGI and by majority of the Directors of HVT), provided however that HVT shall pay that portion of the CTGI’s Quarterly and Annual cost of Audit and/or Review by the Auditors pertaining to HVT.

16.	HVT shall be liable for all costs pertaining to maintaining HVT in Good Standing and pertaining to its assets.

17.
Payment of all ‘Other Current Liabilities’ as given on the books per September 30, 2012 of HVT shall be the responsibility of HVT and not that of the Parent Company CTGI provided however that none of the recorded liabilities are delinquent and collection of such are presently being enforced and or is expected to be enforced in the future.

18.	As of the Closing Date the President and CEO of HVT shall be Ryan Porter.

19.	CTGI shall select one Director to join the Board of Directors of HVT, which appointee shall be appointed by HVT to its Board of Directors upon closing of this Agreement.

20.	Within 10 days of the filing of the 8K with the consolidated audit of CTGI and HTV as its subsidiary, CTGI shall appoint two Directors as proposed by HVT to CTGI’s Board of Directors.

21.	The present Management of HVT shall remain on the Board of HVT and shall continue to manage HVT in the best interest of HVT and CTGI.

22.	CTGI shall within three months from closing establish an Employee Option Program.

23.	The Closing date shall be on September 30, 2012, which shall be the date from which on forward all business transactions by HVT shall be done as the Subsidiary of CTGI.

24.
Communications between the parties to this agreement shall be done via email, whereby such email documents shall be deemed legal and binding if and when confirmed by both parties whereby hardcopies of any document shall be provided if an when requested by the parties to this agreement:

Email:	CTGI email to: emac01@shaw.ca (Administration)
HVT email to: Ryan Porter rporter@liveviewtech.com

Hardcopy to:	CTGI: 341 West 3rd Street, # 309, North Vancouver BC. Canada V7M 1G3
HVT: 292 North, 2000 West, Lindon Utah 84042

25.
If any provision of this Agreement is held to be illegal, invalid or unenforceable, such provision shall be fully severable and this Agreement shall be continued and enforced as if such illegal, invalid or unenforceable provision were never a part hereof and in lieu of such provision, there shall be added automatically as part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible to make such provision legal, valid and enforceable.

26.
This agreement is being executed without the benefit of legal counsel, provided however, the parties to this agreement may at their cost submit this agreement to legal counsel for revision to give it proper and legal effect, provided however, the content and spirit of the agreement shall be not be changed and provided that such revision shall be done on or before 45 days from date of this agreement.

27.	Each party to this Agreement agrees to do all such other actions and execute such other documents deemed necessary to give full effect to this agreement.

28.	This Agreement shall enure to the benefit and be binding upon the parties hereto and their respective heirs, executors, administrators, successors, associates and assigns.

29.	This Agreement shall be governed by and construed in accordance with the Laws of the State of Utah with place of Jurisdiction being Salt Lake County, Utah.

IN WITNESS WHEREOF, the parties hereto executed this Agreement as of the 28th day of September 2012.

Clean Transportation Group, Inc.

________________________________________
Delbert G. Blewett, Interim Pres. & Secretary

SELLERS

ADDENDUM “A”

ADMINISTRATION AGREEMENT

Between:	EMAC Handels AG
Churerstrasse 106,Pfaeffikon SZ, Switzerland
(hereinafter referred to as “EMAC”)

and:	QUINTANA GOLD RES., CORP.
7810 Marchwood Place, Vancouver BC. Canada
(hereinafter referred to as “QGRC”)

THIS AGREEMENT WITHNESSETH THAT for and in consideration of the sum of one dollar and other good and valuable consideration now paid by each of the parties to each of the other parties hereto (the receipt of which is hereby acknowledged) the parties agree as follows:

A.	“QGRC” herewith confirms that it is a Corporation duly incorporated in the State of Utah, with status as a Non-Trading US Public Corporation.

B.	“EMAC” confirms that it is a Private Corporation with offices in Pfaeffikon Switzerland and “EMAC” furthermore confirms that it is represented through Ernst Hiestand of North Vancouver BC. Canada.

C.
“EMAC” furthermore confirms that its representative, Ernst Hiestand has the experience and knowledge required to execute the filing and other requirements necessary for the application for trading on the US NASDAQ OTC-BB and the subsequent administration of the publicly trading corporation.

THEREFORE, “QGRC” herewith agrees to contract the services of “EMAC” under the following terms and conditions:

1)	“EMAC” shall manage and oversee all administrative related work and tasks of ‘QGRC” as they relate to the filing application for trading on the Nasdaq OTC- BB and as they relate to the subsequent administration of the public arm of “QGRC”.

2)	“EMAC” shall be in charge of all correspondence and such other documents as required in the course of the execution of its duties.

3)	“EMAC” shall at all times adhere to the rulings and decisions of the Board of Directors of “QGRC” provided however that the Board of Directors shall take no decision or do no act that could hinder the proper execution of “EMAC”’s duties, provided that the execution of such duties is at all times within and according to the rules and regulations of the US SEC and any applicable Canadian law.

4)	“EMAC” shall at all times adhere to the Rules and Regulations of the US Securities and Exchange Commission and any applicable law of Canada.

5)
“QGRC”, its Directors, Officers and Employees or Agents shall conduct themselves and all of their business of “QGRC” within the Rules and Regulations of the US Securities and Exchange Commission and any applicable law of Canada.

6)	“QGRC”, its Directors and Employees shall direct all correspondence, documents and other business pertaining to the public arm of “QGRC” to “EMAC”.

7)
“QGRC” shall agree to and pass any and all resolutions and/or do any and all acts deemed necessary to execute the filing application and any subsequent requirements to maintain the good standing of “QGRC” under the rules and regulations of the US SEC or any applicable Canadian law.

8)	“QGRC” shall pay to “EMAC” the following remuneration,
	a)	Administration Fee: $5,000 US per month, plus
	b)	Shared Office Space: $250 US per month plus
	c)	All incindental expenses such as:
		8)	Fax and Telephone.
		9)	Office Supplies.
		10)	Stationary.
		11)	Annual Reports, Statements, etc.
		12)	Any expense for Accounting and Audits incurred on behalf of “QGRC”.
		13)	Any legal expense incurred on behalf of “QGRC”.
		14)	Postage, Couriers etc.
		15)	Travel if further than 100 KM from office.

	d)	Any other expense item that is required to execute the duties of “EMAC”.

	e)	The administration fee is payable monthly in advance, all incidental expenses incurred by “EMAC” shall be paid within 14 days of billing by “EMAC” to “QGRC”.

9)
In the event that “QGRC” does not have the necessary cash-flow for payment of the above given Fee, such shall be paid in the stock of “QGRC” at a 25% discount of the actual ask price of the stock based on a 30 day average ask price prior to the conversion.

10)	This Agreement shall commence with date given below and shall be in effect for a period of 3 years and shall be renewed automatically unless otherwise so communicated in writing by the Company.

11)	“EMAC” and Ernst Hiestand shall have the right to act on behalf of other companies as long as such services do not hinder the proper execution of its duties for “QGRC”.

12)	The contact address for “EMAC” is 341 W 3rd St, #309, North Vancouver BC, Canada V7M 1G3 and the general contact phone number is 604 929-9529.

13)	This Agreement shall enure to the benefit and be binding upon the parties hereto and their respective heirs, executors, administrators, successors, associates and assigns.

14)
Any dispute between the parties of this agreement shall be brought before an arbitrator and the parties shall accept the decision of the arbitrator without any reservations and such arbitration take place in the City of  Vancouver BC., Canada.

IN WITNESS WHEREOF the parties have executed this Agreement as of the 31st day of December 2010.

ADDENDUM “B”

HOME VIEW TECHNOLOGIES, INC.

(DBA)

‘LIVE VIEW TECHNOLOGIES’

Executive  Summary

This Summary is for Company Internal Purposes and for Informational Purposes only, and in no way should be considered a solicitation or advertisement for the sale of stock or other forms of equity funding.

About the Company

Home View Technologies, Inc. was organized in 2005 and has done Business as Live View Technologies to increase brand awareness of the Live View product line. Our Corporate Headquarters are in Orem, Utah with our manufacturing facility in neighboring Lindon, Utah.

Initially, Home View Technologies was created to provide the construction industry with a streaming video tool that would provide homeowners, construction managers, and developers the ability to check on the project(s) without being on site. With the collapse of the housing market Home View was forced to find an alternative industry in need of remote streaming video technology and expertise. This shift in the market necessitated the rebranding of Home View to (DBA) Live View Technologies.

Live View recognized the benefits of remote monitoring systems, specifically for maintaining roads during winter months.  Our cutting edge technology provides real time high-‐resolution video feed in any location regardless of access to standard utilities. Live View’s current costumer base is predominately Municipal and State entities responsible for providing resources to maintain safe road conditions.

        Confidential  -  Do  not  distribute  without  permission  from  Live  View  Technologies

Management  Team

The management team of Live View has been together in this industry for 6 years. Coming from a wide variety of backgrounds including the IT world, manufacturing, sales and marketing, and the public sector, Live View has the capacity and ability to successfully operate in multiple market verticals. The engineers have different areas of expertise and complement each other’s skills very well. The team combines technical vision with business strategy to maintain and build customer base, develop technical innovations, and excel as industry leaders.

President     FOUNDER  -   Ryan  Porter

As a seasoned and successful construction financier Ryan recognized a need in the construction industry for remote surveillance. Ryan took this vision and along with partner Bob Brenner founded LVT in 2005. LVT was an instant hit with contractors and grew at a steady pass for its first several years. With the crash in the housing market LVT was forced to find new markets for its products. Ryan’s leadership and ability to adapt lead LVT through the down turned economy and it has emerged today as a successful leader in remote surveillance services.

Director of Operations -   FOUNDER -   Bob  Brenner

Bob has been involved in manufacturing for over 3 decades and continues to produce high quality products for LVT. Bob oversees all aspects of LVT product development. From CAD designs to full metal production all of LVTs products are made in our Lindon, Utah plant. Bob manages our team of installation experts. Working with local and State officials Bob insures our equipment meets all of the safety and engineering requirements that make our products the highest available quality.

Director  of  Sales  and  Marketing  -  David  Studdert

Having spent time in both the private and public sector since studying International Law at Brigham Young University, David brings a broad understanding of the international and governmental market place. As a White House Appointee he worked with the U.S. Department of State, United States Agency for International Development, and other federal and international agencies. He has managed international investments through USCIS and managed all sales and marketing for i3 Technologies. David continues to push to make LVT and international leader in remote streaming video services.

Director  of  Advanced  Technology  -  Steve  Lindsey

Steve has a long and distinguished career in technology development. Since studying electrical engineering and information technologies at Brigham Young University Steve has worked with Fortune 100 companies in developing new and cutting edge technologies. Since joining the LVT team Steve has completely re-‐engineered the LVT back end, added new and proprietary functionality, and greatly increased the end-‐user experience. Steve manages our team of IT specialists as well as in field technical service technicians.

 Confidential  -  Do  not  distribute  without  permission  from  Live  View  Technologies

Market  Conditions

Current market conditions are optimal for the growth and expansion of LVT. With limited competition in State and Federal procurement LVT has a unique advantage in market penetration. We have grown from a one state operation to maintaining cameras from California to Vermont. With our continued commitment to rapid expansion, we hope to showcase the benefits of streaming video from both a cost savings standpoint and increased efficiencies in the work place.

Introduction to the Live View Suite of products
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KEY FEATURES OF LIVE VIEW CAMERAS

●	Low Power consumption: Live View’s technology runs on less power than a single light bulb.

●	Green power Technology: solar panels that can run on battery backup for ten days without a charge.

●	High Resolution Video.

●	Unique connectivity technology provides wireless live video streaming from anywhere.

●	Night Vision with targeted infrared lighting.

●	Full pan, tilt, and 42x optical zoom functionality.

●	Climate-controlled camera housing.

●	Web interface for live camera control and viewing

●	Optional online image archival for easy access to historic camera footage.

●	Access streaming video from any computer or smart phone without any downloads.

●	Monitor live vehicle feeds while they are in motion, includes GPS coordinates.

Confidential  -  Do  not  distribute  without  permission  from  Live  View  Technologies

Save Money, Save Time

Snow Maintenance

Live View Technologies brings live video surveillance and real-time weather data collection to areas where this capability was previously only a futuristic dream. No Power - No Problem. Our solar solutions can power a live view camera in any location. We help you stay ahead of the snow and keep roads clear around the clock. Our technology allows you to check road conditions live from the comfort of your home, office, and even smart phone at any time, day or night. No more wasted trips, no more guessing, no more accidents from long overdue plowing. Keep highways safer by keeping an eye on every road, at any time.

Benefits:

- Decreased fuel, employee, and equipment costs. from saved trips.
- Increased safety for drivers.
- Decreased overtime hours from wasted trips.
- Peace of mind – knowing the conditions of the road at anytime.
- Real-time weather reports including wind Speed/direction, barometric pressure and Temperature.

"For our supervisors the cameras provide peace of mind. Having a live view of the road conditions helps us to make better business decisions—we don't have the money to run around looking for problems. We truly believe they are a cost saving tool. Our guys look at the cameras and think "road is dry, I can take my wife to dinner". The cameras are like a pill for high blood pressure, we love them.

Irvan Rhoades, UDOT east Area Supervisor

Initials: DB RP RB

ADDENDUM  “C”

LIST OF SHAREHOLDERS AND SHAREHOLDINGS

HTV Shares Exchange for CTGI Shares:
		HVT Shares	CTGI Shares
Founders/Principles		58,823,529	5,000,000	5,000,000
Ryan Porter	43.350%	25,500,000	2,167,500
Robert Brenner	26.945%	15,850,000	1,347,250
	70.295%	41,350,000	3,514,750	3,514,750
Principles:
Dave Studdert	7.500%	4,411,765	375,000
Steve Lindsey	7.500%	4,411,765	375,000
	15.000%	8,823,529	750,000	750,000
Capital Investors:
Chad Lewis	1.700%	1,000,000	85,000
Jan Finlinson	3.400%	2,000,000	170,000
Craig Sacco	0.850%	500,000	42,500
DeLewis Porter	0.425%	250,500	21,250
Kathleen Gibbs	0.850%	500,000	42,500
	7.225%	4,250,000	361,250	361,250
Previous Employees:
Mike Lewis	2.550%	1,500,000	127,500
Phil Jeffery	0.340%	200,000	17,000
Chad Porter	2.550%	1,700,000	144,500
Kelly Larson	1.700%	1,000,000	85,000
	7.480%	4,400,000	374,000	374,000

	100.000%	58,823,529		5,000,000